Exhibit 99

REED'S, INC.

        WHEREAS, the company has not been able to sell shares of its common stock to date pursuant to its registration statement filed with the Securities and Exchange Commission; and

        WHEREAS, the Company believes that the current adverse market conditions make the successful completion of the offering doubtful; and

        WHEREAS, if the company withdraws its registration statement pursuant to Form RW, and terminates its reporting obligations pursuant to Rule 12h-3, it can avoid the substantial legal and accounting expenses necessary to file its Form 10-KSB;

        NOW, THEREFORE, BE IT RESOLVED, that the Company, and each of its officers, is hereby authorized and directed to withdraw registration statement no. 333-72198, to terminate its reporting obligations pursuant to Rule 12h-3, and to take all other actions necessary or deemed advisable in connection with such actions.

DATED: March 25, 2003
/s/ CHRISTOPHER J. REED Christopher J. Reed
/s/ JOSEPH GRACE Joseph Grace
/s/ DAVID ROBINOV David Robinov
/s/ MARK PANELY Mark Panely